Exhibit 99.1

CONTACT:	Kim Detwiler UNIVEST CORPORATION OF PENNSYLVANIA Vice President, Director of Corporate Communications 215-721-8396, detwilerk@univest.net

FOR IMMEDIATE RELEASE

UNIVEST CORPORATION DECLARES THIRD QUARTER DIVIDEND

SOUDERTON, Pa., August 20, 2010 – Univest Corporation of Pennsylvania (listed on NASDAQ: UVSP) declared today a $.20 per share quarterly cash dividend to be paid on October 1, 2010 to shareholders of record as of September 9, 2010.

Following Univest’s stock and overall trends in the industry is convenient for investors and shareholders. Univest’s investor relations link, found on its web site at www.univest.net, features financial highlights, detailed peer analysis, deposit market share data, and other valuable information. Univest also provides a shareholder services page to assist shareholders in managing their investments in Univest stock.

About Univest Corporation
Headquartered in Souderton, Pa., Univest Corporation of Pennsylvania (www.univest.net) and its subsidiaries serve the financial needs of residents, businesses, and nonprofit organizations in Bucks, Chester, Montgomery and Lehigh counties.  Univest National Bank and Trust Co., member FDIC and Equal Housing Lender, offers customers 32 financial service centers, 12 retirement financial services centers, and 39 ATM locations throughout the region, and is the parent company of Univest Capital, Inc., a small ticket commercial finance business;  Univest Insurance, Inc., an independent insurance agency headquartered in Lansdale, Pa., which serves commercial and personal customers; and  Univest Investments, Inc., Member FINRA and SIPC, a full-service broker-dealer and investment advisory firm. For more information on Univest Corporation of Pennsylvania and its subsidiaries, please visit www.univest.net.

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This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission.